Exhibit 10.2

STATE OF SOUTH CAROLINA

COUNTY OF OCONEE

*

NON-QUALIFIED SALARY CONTINUATION AGREEMENT

PLEASE TAKE NOTICE THAT PURSUANT TO §15-48-10 OF THE CODE OF LAWS OF SOUTH CAROLINA [1976], AS AMENDED, THIS AGREEMENT CONTAINS A PROVISION FOR THE SUBMISSION OF ANY CONTROVERSY ARISING HEREUNDER TO ARBITRATION.

THIS AGREEMENT made and entered into this 16th day of January. 1997 by and between OCONEE FEDERAL SAVINGS & LOAN ASSOCIATION as “Employer” and T. RHETT EVATT as “Employee”.

FOR THE CONSIDERATIONS set forth herein and the mutual benefits flowing to each party thereby, the Employer and the Employee agree as follows, to wit:

I.	RECITALS

1.1: The Employee has served the Employer as its President and chief executive officer for a number of years, and has experience and expertise which is valuable to the Employer in the management of its affairs.

1.2: The Employer recognizes that the competent and faithful efforts of the Employee have contributed significantly to the success and growth of the Employer’s business, and the Employer values the efforts, abilities and accomplishments of the Employee and believes his services are vital to its continued growth and profits in the future.

1.3: The Employer believes it to be in its best interests to provide incentive to the Employee to continue his services to the Employer and the parties have reached agreement concerning such incentive, the terms of which are reduced to writing by this Agreement.

II.	EMPLOYMENT

The Employee is presently employed as President and Chief Executive Officer of the Employer’s business and will continue in that position until changed by the Board of Directors of the Employer. Provided, however, the Employer may terminate the Employee at any time for reasonable cause.

III.	BENEFITS UPON RETIREMENT

3.1: It is mutually understood and agreed that the “Retirement Date” as used herein shall mean the Employee’s seventy-fifth (75th) birthday, unless such Retirement Date is hereafter changed or modified by mutual agreement of the Employee and the Board of Directors of the Employer, which agreement is reduced to writing and signed by both parties.

3.2: On his Retirement Date, the Employee shall retire from the active and daily service of the Employer. Commencing on the first day of the month next following the Employee’s Retirement Date and continuing for a period of fifteen (15) years, the Employer shall pay to the Employee the sum of ten thousand ($10,000) dollars per annum, to be due and payable in one hundred eighty (180) monthly installments of eight hundred thirty-three and  33/100 ($833.33) dollars each.

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3.3: If the Employee dies after the Retirement Date but prior to receiving the full one hundred eighty (180) monthly installments, the remainder of the monthly installments agreed upon here shall be paid to the Employee’s designated beneficiary or beneficiaries, who shall receive all the remaining monthly installments which the Employee would have received had he survived, until the total sum of one hundred fifty thousand ($150,000) dollars provided by this Agreement has been paid in full. If the Employee fails to designate a beneficiary in writing to the Employer or if no designated beneficiary is then living, the balance of the monthly installments remaining at the time of his death shall be commuted on the basis of seven and one-half (7.5%) percent per annum compound interest and paid to the legal representative of the estate of the last survivor of the Employee or his designated beneficiary.

IV.	BENEFITS IN EVENT OF DEATH PRIOR TO RETIREMENT

In the event the Employee shall die before his Retirement Date and while still in the active employment of the Employer, the Employer agrees to pay to the Employee’s beneficiary designated in writing to the Employer the sum of eight hundred thirty-three and  33/100 ($833.33) dollars per month for one hundred eighty (180) consecutive months, commencing on the first day of the month next following the Employee’s death. If the Employee shall not have designated any such person or persons or if all named beneficiaries die before the Employee’s death, any payments remaining at the Employee’s death shall be commuted on the basis of seven and one-half (7.5%) percent per annum compound interest and paid to the legal representative of the estate of the last survivor of the Employee or his designated beneficiary.

V.	DISABILITY PRIOR TO RETIREMENT

5.1: Should the Employee become totally and permanently disabled, either mentally or physically (as defined by §5.2 hereof) prior to his Retirement Date, the Employer agrees to pay to the Employee or to his legally appointed Committee or attorney-in-fact or to his designated beneficiary the sum of eight hundred thirty-three and 33/100 ($833.33) dollars per month for one hundred eighty (180) consecutive months, commencing on the first day of the month next following the ninetieth (90th) day after the Employee has been determined by the Employer, based on appropriate medical advice, to be totally and permanently disabled. PROVIDED, HOWEVER, in the event the Employee becomes entitled to and is awarded Disability Benefits by the Employer under the terms hereof, then the Employee shall not be entitled to the benefits provided by Articles III and IV hereof, the provisions of which shall thereafter become null and void. Provided, however, should the Employee recover from his disability so that he is no longer eligible to receive disability benefits and provided that all funds due him under the provisions of this Article have not been paid in full, then in such an event the payment of disability benefits to the Employee shall cease on and after notice to the Employer that he is ineligible to receive disability benefits and any benefits remaining to the Employee’s credit under the terms of this Agreement shall be distributed to him under the appropriate provisions of Article III or IV hereof, whichever shall first apply.

5.2: As used herein, the term “total and permanent disability” shall mean the inability of the Employee, because of bodily injury or disease, to perform the material duties and functions of his regular occupation. However, after twenty-four (24) consecutive months of such disability, total disability will mean the Employee’s complete inability to engage in any gainful occupation for which he is reasonably fitted by education, training or experience. Also considered as total disability is the complete and irrevocable loss of sight of both eyes, or the use of both hands or both feet, or of one hand and one foot. Any such loss will be presumed to be total disability even if the Employee engages in any occupation. Intentionally self-inflicted injury or bodily injury or disease resulting from service in the armed forces of any country at war, including declared and undeclared war and resistance to armed aggression, shall not constitute “total Disability” within the meaning of this Article.

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VI.	CONDITIONS

6.1: Should the services of the Employee with the Employer be terminated, voluntarily or involuntarily, for any cause other than death or disability prior to the Employee’s Retirement Date, the obligation of the Employer to make the payments agreed upon herein shall terminate. Provided, however, the service of the Employee shall not be deemed to have been terminated or interrupted due to his absence from active service on account of illness, disability, during any authorized vacation or during temporary leaves of absence granted by the Employer for reasons of professional advancement, education, health or government service if the Employee shall resume his employment with the Employer following such interruption.

6.2: The Employee agrees that all rights to compensation following his Retirement Date shall be forfeited by him if he engages in competition with the Employer, without the prior written consent of the Employer, within a radius of fifty (50) miles from the Employer’s principal place of business for a period of fifteen (15) years coinciding with the number of years that the Employee shall receive such compensation.

6.3: The obligation of the Employer to make payments under this Agreement shall be cancelled and terminated in any event where intentional injury, sickness, disease or death occurs.

VII.	ASSIGNMENT OR ANTICIPATION

No portion of the benefits payable hereunder shall be pledged, assigned, transferred, sold, or in any manner whatsoever be anticipated, charged or encumbered by the Employee or any beneficiary or be in any manner liable to seizure for the debts, contracts, obligations or engagements of the Employee or any beneficiary, voluntary or involuntary, or for any claims, legal or equitable, against the Employee or any beneficiary.

VIII.	EMPLOYMENT AFTER RETIREMENT DATE

Notwithstanding any other provision of this Agreement, with the consent of the Employer the Employee may continue in active employment after his Retirement Date, in which event the Employer may defer the start of the payments provided for herein until the date of actual retirement.

IX.	EMPLOYER’S RIGHTS

This Agreement does not constitute a contract of employment between the parties, nor shall any provision of this Agreement restrict the right of the Employer’s shareholders to replace the Employee, or the right of the Employee to terminate his services.

X.	NON-EXCLUSIVE BENEFIT

Anything to the contrary notwithstanding, the amounts paid pursuant to this Agreement shall be in addition to any benefits to which the Employee may be entitled under any other retirement plan provided by the Employer, or Social Security.

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XI.	PERIOD OF ECONOMIC HARDSHIP

Notwithstanding any other provision of this Agreement, if, in any year, payments made under this agreement would, in the sole judgment of the Board of Directors of the Employer, create economic hardship for the Employer’s depositors, the Board of Directors shall have sole and full authority to postpone such payments or adjust the amount of payments.

XII.	ARBITRATION

Should any dispute arise between the parties concerning any of the terms or conditions of this Agreement, they mutually agree to submit such dispute to arbitration under the Rules of the American Arbitration Employer. The arena for such arbitration shall be a convenient location in Oconee County, South Carolina, regardless of the various places of business of the Employer, or the place of residence of the Employee.

XIII.	MISCELLANEOUS PROVISIONS

13.1: Binding Effect

The terms of this Agreement shall be binding upon the parties hereto and upon the successors and assigns of the Employer and the heirs and legal representatives of the Employee.

13.2: Governing Law

This Agreement shall be construed under and governed by the laws of the State of South Carolina, notwithstanding the fact that the Employee may at any time be a resident of another state, or that the Employer may do business in another state.

TO ALL OF WHICH the Employee and the Employer have heretofore agreed, and in witness whereof, have hereunto placed their Seals and caused these presents to be executed, individually by the Employee and by the officers and agents of the Employer authorized to do so, this day and date first above written.

Witness:

(As to Employee)

/s/	Laurel M. Smith
		/s/ T. Rhett Evatt		[SEAL]
/s/	Geraldine A. Ford	T. RHETT EVATT, Employee

(As to Employer)		OCONEE FEDERAL SAVINGS & LOAN ASSOCIATION, Employer		[SEAL]

/s/	Laurel M. Smith
		By:	/s/ W. M. Poore	, Ex. VP
/s/	Geraldine A. Ford	Attest:	/s/ Illegible	, Sec.

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